UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2008 (July 23, 2008)
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)
(615) 263-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective July 23, 2008, the Board of Directors (the “Board”) of Corrections Corporation of America (the “Company”), appointed John D. Ferguson, the Company’s Chief Executive Officer, to serve as Chairman of the Company’s Board of Directors. William F. Andrews, who had served as Chairman, will now serve as Chairman of the Board’s Executive Committee.
     Effective July 23, 2008, the Board also appointed Damon T. Hininger as President and Chief Operating Officer of the Company. Prior to his appointment, Mr. Hininger, age 38, had served as the Company’s Senior Vice President, Federal and Local Customer Relations since September 2007. Mr. Hininger joined the Company in 1992, working as a Correctional Officer; Facility Training Manager; Manager, Facility Start Up; Director, Strategic Planning; Director, Proposal Development; Vice President Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a B.S. from Kansas State University and an M.B.A. from the Jack Massey Graduate School of Business at Belmont University in Nashville, Tennessee.
     Additionally, effective July 23, 2008, the Board appointed Anthony L. Grande as the Company’s new Executive Vice President and Chief Development Officer. Prior to his appointment, Mr. Grande, age 38, had served as the Company’s Senior Vice President, State Customer Relations since September 2007. Mr. Grande joined the Company in 2003 to serve as Vice President of State Customer Relations. Prior to joining the Company, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Item 8.01.	Other Events.
     On July 24, 2008, the Company issued a press release announcing the new executive officer appointments. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated July 24, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 24, 2008	CORRECTIONS CORPORATION OF AMERICA
	By:	/s/ Todd J Mullenger
Todd J Mullenger
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit

99.1	Press Release dated July 24, 2008.